Exhibit 5.1

March 20, 2013

Interstate Power and Light Company

Alliant Energy Tower

Cedar Rapids, Iowa 52401

RE:	5.100% Series D Cumulative Perpetual Preferred Stock
Registration Statement on Form S-3
Registration No. 333-178577-02

Ladies and Gentlemen:

We have served as special counsel to Interstate Power and Light Company, an Iowa corporation (the “Company”), in connection with the issuance and sale by the Company of 8,000,000 shares of the Company’s 5.100% Series D Cumulative Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $25.00 per share (the “Shares”), pursuant to the terms of that certain Underwriting Agreement (the “Agreement”) dated March 14, 2013 between the Company and Barclays Capital Inc., J.P. Morgan Securities LLC, Robert W. Baird & Co. Incorporated and Wells Fargo Securities, LLC, as representatives of the underwriters named therein. The Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2011 (File No. 333-178577-02) (together with all of the documents incorporated by reference therein, the “Registration Statement”), including (i) a base prospectus dated December 16, 2011 (the “Base Prospectus”); (ii) a preliminary prospectus supplement, dated March 14, 2013, filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the offering of the Shares (together with Base Prospectus, the “Preliminary Prospectus”); (iii) a final prospectus supplement, dated March 14, 2013, filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the offering of the Shares (together with the Base Prospectus, the “Prospectus”); and (iv) a final term sheet, dated as of March 14, 2013, filed with the Commission pursuant to Rule 433 under the Securities Act (the “Free Writing Prospectus” and, together with the Preliminary Prospectus, the “General Disclosure Package”) relating to the Shares.

In such capacity, we have examined: (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the General Disclosure Package; (v) the form of the stock certificate; (vi) certain resolutions of the Company’s Board of Directors and the Ad Hoc Committee thereof; (vii) the Company’s Restated Articles of Incorporation, as amended and currently in effect, and Restated Bylaws, as currently in effect; and (viii) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

Interstate Power and Light Company

March 20, 2013

In all such investigations and examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the United States, the laws of the State of Iowa, and we do not express any opinion concerning any other law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are experts, or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.